SOFTECH, INC.
                               TWO HIGHWOOD DRIVE
                               TEWKSBURY, MA 01876
                                 _______________

                  NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 30, 2004
                                 _______________


To  the  Stockholders  of  SofTech,  Inc.:

     The 2003 Annual Meeting of Stockholders of SofTech, Inc. (the "Company"), a Massachusetts company, will be held on June 30, 2004 at 10:00 a.m., at the Corporation's offices located at Two Highwood Drive, Tewksbury, Massachusetts, 01876 for the following purposes:

     1. To consider and vote upon a proposal to amend the Company's Amended Certificate of Incorporation to authorize a class of Preferred Stock consisting of 20 million shares with a par value of $1.00 per share and to provide the Board of Directors with the authority from time to time to issue Preferred Stock in an amount and under such terms as deemed appropriate (the "Amendment");
     2. To elect two (2) Class II directors to serve for a three-year term or until their successors are elected and qualified; and
     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on May 10, 2004 are entitled to notice of and to vote at the meeting and any adjournments thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                        By  Order  of  the  Board  of  Directors

                                        /s/  Joseph  P.  Mullaney

                                       Joseph  P.  Mullaney
                                       President  and  COO


Tewksbury,  Massachusetts
May  __,  2004

                                  SOFTECH, INC.
                                _________________

                                 PROXY STATEMENT

                                  May ___, 2004

     Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of SofTech, Inc. (the "Company"), a Massachusetts company, for use at the Annual Meeting of Stockholders to be held on June 30, 2004, at 10:00 a.m., local time, at the Company's headquarters located at Two Highwood Drive, Tewksbury, MA 01876.

     Only stockholders of record at the close of business on May 10, 2004 (the "Record Date") will be entitled to receive notice of and to vote at the meeting and any adjournments thereof. As of the Record Date, 12,205,236 shares of common stock, $.10 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it (i) by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company at any time before it is exercised or (ii) by voting in person at the Annual Meeting
(although attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to SofTech, Inc., Two Highwood Drive, Tewksbury, MA 01876, Attention: Clerk, at or before the taking of the vote at the Annual Meeting.

     The representation in person or by proxy of at least a majority of the outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from a nominee for election as a director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to stockholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     Regarding the Amendment described in Proposal 1, an affirmative vote of at least two-thirds of the shares present or represented and voting is required for approval. In the election of the Class II directors, the nominee receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the meeting shall be elected as a director. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

     The person named as attorney-in-fact in the proxies, Joseph P. Mullaney, is an employee and officer of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted as stated below under "Election of Director." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by marking withheld in the space provided on the proxy. Where a choice has been specified on the proxy with respect to the foregoing matter, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     The Board of Directors knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken and upon which the proxies may exercise discretion under applicable law, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the person named as attorney in the proxies.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended May 31, 2003, is being mailed together with this Proxy Statement to all stockholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to stockholders on or about May 15, 2004.



              MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of August 15, 2003: (i) the name and address of each person who, to the knowledge of the Company, owned beneficially more than 5% of the Common Stock of the Company outstanding at such date; (ii) the name of each director or nominee; and (iii) the name of each executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers," the number of shares owned by each of such persons and the percentage of the outstanding shares represented thereby, and also sets forth such information for all officers, directors and nominees as a group.



NAME AND ADDRESS                                  AMOUNT AND NATURE   PERCENT
OF BENEFICIAL OWNER                               OF OWNERSHIP(1)     OF CLASS(2)
------------------------------------------------  ------------------  -----------
William D. Johnston                                  5,258,372(3)(4)     43.1 %
Joseph P. Mullaney                                     114,319(3)          *
Jean J. Croteau                                         20,000(3)          *
Victor G. Bovey                                         26,350(3)          *
Timothy L. Tyler                                        24,000(3)          *
Ronald A. Elenbaas                                      61,700(3)          *
Frederick A. Lake                                       10,400(3)          *
Barry Bedford                                            8,400(3)          *
All officers, directors and nominees as a group
   (8 persons) (3)                                   5,523,541(5)        44.8%

______________________________
*    Less  than  1.0%.

(1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
(2) Applicable percentage of ownership as of the Record Date is based upon 12,205,236 shares of Common Stock outstanding on such date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of August 15, 2003 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(3) Includes 126,800 shares of Common Stock which may be purchased within 60 days of August 15, 2003 upon the exercise of stock options as follows: Mr. Johnston - 19,000; Mr. Mullaney - 20,000: Mr. Croteau - 20,000; Mr. Bovey - 6,000; Mr. Tyler - 24,000; Mr. Elenbaas - 19,000; Mr. Lake - 10,400; and
     Mr.  Bedford  -  8,400.
(4) Mr. Johnston's business address is Greenleaf Capital, 3505 Greenleaf Boulevard, Kalamazoo, Michigan, 49008.
(5) Includes 126,800 shares issuable upon exercise of stock options held by all Directors and executive officers as a group.

                                   PROPOSAL 1
        APPROVAL OF BOARD OF DIRECTORS AUTHORITY TO ISSUE PREFERRED STOCK

     The Board of Directors has unanimously adopted a resolution recommending that the stockholders authorize an amendment to the Company's Amended Certificate of Incorporation (the "Amendment") to authorize a class of Preferred Stock consisting of 20 million shares and to provide the Board of Directors with the authority to issue preferred stock from time to time in an amount and under terms as deemed appropriate. No other changes to the Company's Amended Certificate of Incorporation are presently under consideration.

PURPOSE  OF  THE  AMENDMENT

     The purpose of seeking shareholder approval of the Amendment to authorize Preferred Stock and to provide the Board of Directors with the authority to issue Preferred Stock is to provide the Company with the opportunity to seek additional equity investment for the purposes of funding growth, debt repayment and providing additional liquidity as may be needed in the future.

     The Company has reached a tentative agreement with Greenleaf Capital, Inc. to convert up to $14 million of its debt to preferred shares effective March 31, 2004 subject to approval by the Company's shareholders of the Amendment.

     The Company has experienced 58% revenue growth during the six month period ended November 30, 2003 as compared to the same period in the prior fiscal year. For the year ended May 31, 2003 the Company's revenue increased approximately 22% as compared the same period in the prior fiscal year. In addition, in December 2002 the Company made an acquisition of a significant complementary technology. To date, that acquisition and the revenue growth described above have been financed with increased borrowings and positive cash flow (net loss plus non-cash expenditures). There may be an opportunity to raise capital through the issuance of preferred stock in the future and the Company would like to have the flexibility of reacting quickly to such alternatives.

     Regarding the Agreement entered into with Greenleaf subject to approval of this Amendment, the benefits to the Company and ist common shareholders of converting the $14 million in debt to preferred stock which we expect will be classified as an equity investment on our consolidated balance sheet are as follows:

- The Company had a stockholders deficit of approximately $(3.6) million as of its most recently filed Form 10-Q for the period ended November 30, 2003. This debt conversion will put an additional $14 million in stockholders equity into the Company.
- This conversion will improve the working capital by eliminating the $2.1 million of debt principal that would otherwise be due in the next twelve month period.
- Approximately $1.4 million of annual interest expense and fees related to debt service will be eliminated from the expenses on the Company's income statement and will instead be categorized as dividend payments.
- The cash flows from operations as presented on the Company's Statement of Cash Flows will improve in that dividend payments are categorized as financing activities while interest expense is categorized as operating activities.
- The Company will increase its opportunity to utilize income tax net operating loss and tax credit carryforwards before they expire.
- The Board of Directors will have the authority to quickly respond to funding opportunities to bring additional capital into the Company. Without this authority, opportunities to raise additional capital through the issuance of Preferred Shares may be lost due to the time and effort required to get shareholder approval.
- The additional equity will improve the Company's chances of meeting the listing requirements of the NASDAQ market and may allow it to file a request to become listed on the Small Cap market.

This Amendment, if approved, will allow for the conversion of the existing $14 million in debt to equity while also allowing the Company the ability to quickly capitalize on equity funding opportunities in the future. The debt conversion, will improve the Company's financial performance and financial position as reflected on its financial statements.

The tables below compare the condensed consolidated balance sheet as of May 31, 2003 and the related condensed consolidated statements of operations and cash flows for the fiscal year ended May 31, 2003 as reported in the audited Form 10-K to the Pro Forma consolidated condensed financial statements assuming the conversion of the debt to equity had occurred at the beginning of that period (in thousands):

                                       18


BALANCE  SHEETS



                                 AS REPORTED            PRO FORMA
                              AS OF MAY 31, 2003    AS OF MAY 31, 2003
                                    (AUDITED)           (UNAUDITED)
                             --------------------  --------------------
Total current assets         $             2,179   $             2,179

Total assets                              16,123                16,123

Total current liabilities                  7,392                 5,292

Total long term debt                      12,282                     -

Total stockholders' deficit               (3,551)               10,831

Working capital                           (5,213)               (3,113)









INCOME STATEMENTS
                                                  AS REPORTED          PRO FORMA
                                              FOR THE YEAR ENDED    FOR THE YEAR ENDED
                                                 MAY 31, 2003          MAY 31, 2003
                                                  (AUDITED)           (UNAUDITED)
                                              --------------------  --------------------
Revenue                                       $            10,688   $            10,688

Loss from operations                                         (712)                 (242)

Interest expense                                            1,130                     -

Net loss                                                   (1,852)                 (252)

Dividends to preferred shares                                   -                 1,600

Net loss to common shareholders                            (1,852)               (1,852)


Net loss per share to common shareholders                    (.15)                 (.15)









STATEMENT OF CASH FLOWS
                                                       AS REPORTED          PRO FORMA
                                                   FOR THE YEAR ENDED    FOR THE YEAR ENDED
                                                      MAY 31, 2003          MAY 31, 2003
                                                        (AUDITED)           (UNAUDITED)
                                                   --------------------  --------------------



Net cash provided by operating activities          $               697   $             2,297

Net cash used in investing activities                           (3,464)               (3,464)

Net cash provided (used) by financing activities                 2,778                 1,178

Net increase in cash                                                11                    11

Beginning cash                                                     708                   708

Ending cash                                                        719                   719




The tables below compare the condensed consolidated balance sheet as of November 30, 2003 and the related condensed consolidated statements of operations and cash flows for the three and six month periods ended November 30, 2003 as reported in the most recently filed Form 10-Q to the Pro Forma consolidated condensed financial statements assuming the conversion of the debt to equity had occurred at the beginning of each of the periods presented (in thousands):




BALANCE SHEET

                                  AS REPORTED          PRO FORMA
                               NOVEMBER 30, 2003    NOVEMBER 30, 2003
                                  (UNAUDITED)          (UNAUDITED)
                             -------------------  -------------------
Total current assets         $            2,179   $            2,179

Total assets                             16,123               16,123

Total current liabilities                 7,392                5,292

Total long term debt                     12,282                    -

Total stockholders' deficit              (3,551)              10,831

Working capital                          (5,213)              (3,113)









INCOME STATEMENTS

                                                       AS REPORTED                  PRO FORMA
                                               FOR THE THREE MONTH PERIOD    FOR THE THREE MONTH PERIOD
                                                 ENDED NOVEMBER 30, 2003       ENDED NOVEMBER 30, 2003
                                                       (UNAUDITED)                   (UNAUDITED)
                                               ----------------------------  ----------------------------
Revenue                                        $                     3,310   $                     3,310

Income from operations                                                   3                            94

Interest expense                                                       249                             -

Net income (loss)                                                     (246)                           94

Dividends to preferred shares                                            -                          (340)

Net loss to common shareholders                                       (246)                         (246)

Net loss per share to common shareholders.                            (.02)                         (.02)








INCOME STATEMENTS

                                                    AS REPORTED                 PRO FORMA
                                              FOR THE SIX MONTH PERIOD    FOR THE SIX MONTH PERIOD
                                              ENDED NOVEMBER 30, 2003     ENDED NOVEMBER 30, 2003
                                                    (UNAUDITED)                 (UNAUDITED)
                                              --------------------------  --------------------------
Revenue                                       $                   6,253   $                   6,253

Loss from operations                                               (222)                        (40)

Interest expense                                                    502                           -

Net loss                                                           (724)                        (40)

Dividends to preferred shares                                         -                        (684)

Net loss to common shareholders                                    (724)                       (724)

Net loss per share to common shareholders                          (.06)                       (.06)









STATEMENT OF CASH FLOWS
                                                          AS REPORTED                PRO FORMA
                                                   FOR THE SIX MONTH PERIOD    FOR THE SIX MONTH PERIOD
                                                   ENDED NOVEMBER 30, 2003     ENDED NOVEMBER 30, 2003
                                                         (UNAUDITED)                 (UNAUDITED)
                                                   --------------------------  --------------------------



Net cash provided by operating activities          $                     697   $                   2,297

Net cash used in investing activities                                 (3,464)                     (3,464)

Net cash provided (used) by financing activities                       2,778                       1,178

Net increase in cash                                                      11                          11

Beginning cash                                                           708                         708

Ending cash                                                              719                         719







     It is the Company's opinion that seeking such a funding arrangement through a preferred stock issuance would be greatly hampered by the fact that the Company's Certificate of Incorporation does not specifically provide for the issuance of preferred stock. This Amendment will provide the Board of Directors with the ability to capitalize quickly on such opportunities which could benefit all common shareholders.


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
         A VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

                                   PROPOSAL 2
                              ELECTION OF DIRECTORS

     The Board of Directors is currently fixed at five members. The Board of Directors is divided into three classes, each class of which may consist as nearly as possible of one-third of the directors. As of the date of this Proxy Statement, there are two Class II directors whose terms will expire at this Meeting. All directors will hold office until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Messrs. Elenbaas and Lake are the current Class II directors.

     The Board of Directors has nominated and recommended that Messrs. Elenbaas and Lake, who are currently a Class II Directors, be elected as Class II directors, to hold office until the 2006 Annual Meeting of Stockholders or until their successors have been duly elected and qualified or until their earlier resignation or removal. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if the nominees should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other persons for the office of director as the Board of Directors may recommend in the place of such nominee.


                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                  A VOTE "FOR" THE ELECTION OF THESE NOMINEES.


     The following table sets forth the nominees to be elected at the meeting and the year such nominee or director was first elected a director, the position currently held by the nominee and each director with the Company, the Annual Meeting at which the nominee's or director's term will expire and class of director of the nominee and each director:



NOMINEE'S OR DIRECTOR'S NAME
AND YEAR NOMINEE OR DIRECTOR .  POSITION WITH          YEAR TERM    CLASS OF
   FIRST BECAME A DIRECTOR       THE COMPANY          WILL EXPIRE   DIRECTOR
------------------------------  ---------------------  -----------  --------

NOMINEES:
------------------------------

Timothy L. Tyler
     1996
                                Director                      2005  I
Ronald A. Elenbaas
     1996                       Director
                                                              2003  II
Frederick A. Lake
     2000
                                Director                      2003  II
William D. Johnston
     1996
                                Chairman and Director         2004  III

Barry Bedford
    2000
                                Director                      2004  III


                 OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS


      Set forth below is certain information regarding the Directors and Executive Officers of the Company as of May ___, 2004, based on information furnished by them to the Company.

DIRECTORS

The  following  provides biographical information with respect to the Directors:

      Ronald A. Elenbaas, 50, term expires at this Annual Meeting; Mr. Elenbaas is currently retired. From 1975 to 2000, Mr. Elenbaas was employed by Stryker Corporation in various positions, most recently as President of Stryker Surgical Group, a division of Stryker Corporation. Mr. Elenbaas also serves on the Board of the American Red Cross (Kalamazoo and Cass County, Michigan). Mr. Elenbaas was appointed a Director of the Company in September 1996.

       William D. Johnston, 57, term expires at the 2004 Annual Meeting; Mr. Johnston serves as Chairman of the Company and has been a Director since 1996. Mr. Johnston is President, Chairman and CEO of the Greenleaf Companies. Included in the Greenleaf Companies are Greenleaf Trust, a Michigan chartered bank, Greenleaf Capital, Inc., a venture capital company and primary and secondary lender to SofTech, Greenleaf Ventures, Inc., a management company delivering management services to the host industry and Greenleaf Holdings L.L.C., a commercial real estate development company.

      Timothy L. Tyler, 49, term expires at the 2005 Annual Meeting; Mr. Tyler has served since 1995 as President of Borroughs corporation, a privately held, Michigan-based business that designs, manufactures and markets industrial and library shelving units, metal office furniture and check out stands primarily in the United States. Mr. Tyler served as President and General Manager of Tyler Supply Company from 1979 to 1995. Mr. Tyler was appointed a Director of the Company in September 1996.

      Barry Bedford, 45, term expires at the 2004 Annual Meeting; Mr. Bedford has served as Chief Financial Officer of the Greenleaf Companies since April 2000. Prior to joining Greenleaf, Mr. Bedford was the Chief Financial Officer of Johnson and Rauhofs, a Michigan advertising firm, since 1991. Mr. Bedford was appointed a Director of the Company in July 2000.

      Frederick A. Lake, 68, term expires at this Annual Meeting; Mr. Lake is a partner in the law firm of Lake, Stover & Schau, PLC, a Michigan based law firm. Mr. Lake has been with Lake, Stover & Schau, PLC, and its predecessors for more than five years. Mr. Lake also serves as corporate counsel for Greenleaf Companies and other entities. Mr. Lake was appointed a Director of the Company in July 2000.

      Each member of the Board of Directors also serves on the Audit Committee of the Board of Directors. The Audit Committee recommends the engagement of the Company's independent accountants. In addition, the Audit Committee reviews comments made by the independent accountants with respect to internal controls and considers any corrective action to be taken by management; reviews internal accounting procedures and controls within the Company's financial and accounting staff; and reviews the need for any non-audit services to be provided by the independent accountants. The Audit Committee operates under a written charter.

      Each member of the Board of Directors also serves on the Compensation Committee of the Board of Directors. The Compensation Committee recommends salaries and bonuses for officers and general managers and establishes general policies and procedures for salary and performance reviews and the granting of bonuses to other employees. It also administers the Company's 1994 Stock Option Plan (the "Plan") and the SofTech Employee Stock Purchase Plan.


EXECUTIVE  OFFICERS

The  following  provides  biographical information with respect to the Executive
Officers:

      Joseph P. Mullaney was appointed President and Chief Operating Officer in June 2001. Previously he served as Vice President, Treasurer, and Chief Financial Officer of the Company from November 1993 to June 2001. He joined the Company in May 1990 as Assistant Controller and was promoted to Corporate Controller in June 1990. Prior to his employment with SofTech he was employed for seven years at the Boston office of Coopers & Lybrand LLP (now PriceWaterhouseCoopers LLP) as an auditor in various staff and management positions.

      Jean J. Croteau was appointed Vice President, Operations at the July 2001. He started with the Company in 1981 as Senior Contracts Administrator and was promoted to various positions of greater responsibilities until his departure in 1995. Mr. Croteau rejoined SofTech in 1998. From 1995 through 1998 he served as the Director of Business Operations for the Energy Services Division of XENERGY, Inc.

      Victor G. Bovey was appointed Vice President of Engineering of the Company in March 2000. He started with the Company in November 1997 as Director of Product Development. Prior to his employment with SofTech he was employed for thirteen years with CIMLINC Incorporated in various engineering and product development positions.

     Executive officers of the Company are elected at the first Board of Directors meeting following the Stockholders' meeting at which the Directors are elected.



RELATED  PARTY  TRANSACTIONS

     Greenleaf Capital, Inc. has been and continues to be the Company's primary source of capital. Mr. Johnston, SofTech's Chairman, its largest shareholder and a Director since 1996, is also the President, Chairman and CEO of Greenleaf Capital. The Company paid Greenleaf Capital approximately $1.6 million in fiscal 2003 in interest payments on borrowings from Greenleaf and in management fees for services provided by them. Greenleaf Trust also serves as the trustee and investment advisor for the Company's 401-K Plan.

     The President of the Company was extended a non-interest bearing note in the amount of $134,000 related to a stock transaction from May 1998. The note is secured by all Company shares and stock options held by that Officer.



COMPLIANCE  WITH  SECTION  16(A)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)") requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Section 16 reporting persons"), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Section 16 reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations that no other reports were required, during the fiscal year ended May 31, 2003, the Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.



                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met nine times during the fiscal year ended May 31, 2003. Each of the directors attended more than 75% of the regularly scheduled and special meetings of the Board of Directors and the Committees on which they served except Mr. Tyler who attended four Board meetings and one of the two Audit Committee meetings. The Audit Committee of the Board of Directors reviews with management and the Company's independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures and such other matters as the committee deems appropriate. During fiscal 2003, the Audit Committee, which consisted of all members of the Board of Directors of the Company, met two times. The Compensation Committee makes recommendations concerning the salaries and incentive compensation of executive officers of the Corporation and administers the Corporation's stock plans. During fiscal 2003, the Compensation Committee, which consisted of all members of the Board of Directors, dealt with these compensation issues as part of the regularly scheduled Board meetings. The Board of Directors does not currently have a standing nominating committee.



                       COMPENSATION AND OTHER INFORMATION
                        CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE  COMPENSATION  SUMMARY

     The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during the fiscal years ended May 31, 2003, 2002 and 2001 as applicable, to the (i) Company's President and (ii) each of the other executive officers of the Company. These three individuals are collectively referred to as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM     COMPENSATION
                                             ANNUAL COMPENSATION(1)                           AWARDS
                                             -----------------------                     ---------------
                                                                                                   SECURITIES
 NAME AND PRINCIPAL POSITION        FISCAL                                           OTHER ANNUAL  UNDERLYING      ALL OTHER
                                    YEAR              SALARY               BONUS     COMPENSATION  OPTIONS       COMPENSATION(2)
----------------------------------  -------  -----------------------  -------------  ------------  ------------  --------------
Joseph P. Mullaney(3)                  2003  $               210,000  $      75,000             -       100,000   $ 16,005(6)
  President and Chief Operating        2002                  195,000         45,000             -             -     16,000(6)
   Officer, Former Vice President.     2001                  160,000              -             -             -     13,920(6)
   and Chief Financial Officer
Jean J. Croteau(5)                     2003                  150,000        103,515             -             -        1,805
  Vice President, Operations           2002                  127,348         33,000             -        50,000        1,573
                                       2001                  121,275         20,000             -             -        2,820
Victor G. Bovey(4)                     2003                  130,000          9,486             -             -        2,840
  Vice President, Research and         2002                  125,000          4,000             -        15,000        2,604
  Development                          2001                  125,000              -             -             -        2,500




(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available to all employees of the Company. Annual compensation includes amounts deferred under the Company's 401(k) plan.
(2) Except as otherwise noted, amounts listed in this column reflect the Company's contributions to each of the Named Executive Officers accounts under the Company's 401(k) plan.
(3) Mr. Mullaney was appointed President and COO in June 2001. Prior to June 2001, Mr. Mullaney served as Vice President and CFO.
(4) Mr. Bovey was appointed Vice President, Research & Development in March 2000. Prior to March 2000, Mr. Bovey served as Director of Product Development
(5)  Mr.  Croteau  was  appointed  Vice  President  of  Operations in July 2001.
(6) Includes imputed compensation related to a non-interest bearing note receivable.






OPTION  GRANTS  IN  LAST  FISCAL  YEAR

The following table sets forth each grant of stock options made during the year ended May 31, 2003 pursuant to the Corporation's 1994 Stock Plan to the Named Executive Officers.



                               INDIVIDUAL GRANTS(1)(2)
                    -----------------------------------------------------     POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                     NUMBER OF         % OF TOTAL                               ANNUAL RATES OF
                     SECURITIES        OPTIONS                             STOCK PRICE APPRECIATION
                     UNDERLYING        GRANTED      EXERCISE                    FOR OPTION TERM(4)
                     OPTIONS           IN FISCAL    PRICE(3)    EXPIRATION   ---------------------
NAME                 GRANTED(#)        YEAR         ($/SHARE)   DATE             5%($)    10%($)
------------------  -----------------  -----------  ----------  ----------  -----------  --------
Joseph P. Mullaney            100,000          87%  $      .09   8/29/2012  $     5,660  $ 14,344


(1) The Company granted options representing an aggregate of 115,000 shares to 6 employees and directors of the Corporation in fiscal 2003 under its 1994 Stock Plan.
(2) The options vest at the rate of 20% of the shares underlying the options each year on the anniversary date of the award.
(3) The exercise price per share of each option was equal to the fair market value per share of Common Stock on the date of grant.
(4) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.





AGGREGATE  OPTION  EXERCISES  AND  YEAR-END  VALUES

     Shown below is information with respect to (i) exercises of stock options of the Named Executive Officers during the fiscal year ended May 31, 2003 and
(ii) unexercised options outstanding at May 31, 2003 and the value of such unexercised in-the-money options at May 31, 2003.


                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES


                                                          NUMBER OF UNEXERCISED                VALUE OF UNEXERCISED
                                                             OPTIONS/SARS AT                      IN-THE-MONEY
                    SHARES                                     MAY 31, 2003                      OPTIONS/SARS AT
                    ACQUIRED                                       (#)                           MAY 31, 2003 ($)(1)
                    ON           VALUE        ---------------------------------------------  --------------------------
NAME                EXERCISE(#)  REALIZED($)  EXERCISABLE             UNEXERCISABLE          EXERCISABLE  UNEXERCISABLE
------------------  -----------  -----------  ----------------------  ---------------------  -----------  -------------
Joseph P. Mullaney            -            -                       -                100,000            -          4,000
Victor G. Bovey               -            -                   6,000                  9,000          120            360
Jean J. Croteau               -            -                  20,000                 30,000          800          1,200


(1) As of May 31, 2003, the exercise price of the options were equal to the fair market value of the Corporation's Common Stock.




EMPLOYMENT  CONTRACTS

     The Company has not executed any employment contracts with its Named Executive Officers.


COMPENSATION  OF  DIRECTORS

     Since fiscal 1998, non-employee Directors have received options in lieu of cash remuneration for their services. Employee Directors are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof.

              Pursuant to the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan"), non-employee Directors may be granted non-qualified options to purchase shares of Common Stock of the Company. The Compensation Committee of the Board of Directors administers the 1994 Stock Option Plan. Under the Plan, all non-employee Directors receive 10,000 options upon appointment to the Board and receive 3,000 options on the anniversary date of the initial award for as long as the Director serves the Company in that capacity. Such options vest over a five year period in equal increments and have an expiration date ten years after award. Stock options typically terminate upon a Director leaving his or her position for any reason other than death or disability. During the fiscal year ended May 31, 2003 there were 15,000 options granted to non-employee Directors.

REPORT  OF  THE  COMPENSATION  COMMITTEE  OF  THE  BOARD  OF  DIRECTORS

      General. The Compensation Committee of the Board of Directors (the "Committee") is currently composed of all of the members of the Board of Directors and meets or takes action as many times during the year as is deemed necessary. The Committee's responsibilities include making recommendations to the Board for officers on the key components of the Company's executive compensation program, base salary, annual incentive awards, long-term incentives in the form of stock options, and other benefits typically offered to executives by comparable companies.

     Compensation Philosophy. The Company's compensation program has been designed to:

- Support a pay for performance policy that differentiates in compensation amounts based on Company and individual performance;

- Provide compensation opportunities that are comparable to those offered by comparable companies, thus allowing the Company to retain and compete for fully qualified executives who are in the competitive high technology and professional services marketplace; and

- Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock of the Company.

      Consistent with the objectives of the compensation philosophy, the percentage of an executive's potential total compensation that is based on performance incentives increases with their level of responsibility. This results in an executive's total compensation varying from year to year based on the performance of the Company and the individual.

      Base Salaries. Base salary levels for the President and COO, and other executive officers are reviewed annually by the Committee. Certain of the officers were granted base salary increases during the year based upon a number of factors, including individual performance, contributions towards the growth of the Company, and increases in responsibilities.

      Annual Cash Incentives. All officers participate in incentive plans which compensate these individuals in the form of cash bonuses. Awards under these plans are based on the attainment of specific Company and individual performance measures established by the Compensation Committee at the beginning of the fiscal year. For the fiscal year ended May 31, 2003, these executive officers earned bonuses calculated in accordance with those plans as identified within this proxy in the table appearing under the heading Executive Compensation Summary.

      Long Term Incentives. 1994 Stock Option Plan. The Company's 1994 Stock Option Plan is designed to align a portion of the executive compensation program with stockholder interests by providing for the grant of options to employees, directors, officers and consultants to purchase up to 1,000,000 shares of Common Stock of the Company. The 1994 Stock Option Plan was adopted at the Annual Meeting of Stockholders on November 1, 1994.

      The Committee believes that stock options provide greater incentives to executives to improve the performance of the Company and thereby increase the value of its stock. It is only by increasing the Company's stock price that executives are able to realize the economic value of stock options. The Committee believes that this more closely aligns the interests of the Company's officers with those of the Company's stockholders.

      The Committee administers the Plan and determines which officers will receive stock options, the number of shares subject to each stock option, the vesting schedule of the options, and the other terms and provisions of the options granted. When recommending option awards, the following guidelines were used: (i) the individual's current contribution to Company performance, (ii) the anticipated contribution in meeting the Company's long term strategic performance goals, (iii) the employee's ability to impact corporate and/or business unit results; and (iv) the employee's current incentive to maximize operating results based on stock ownership and option awards.

     President and COO Compensation. Mr. Mullaney's compensation for fiscal year 2003 was composed of base salary compensation and a discretionary incentive bonus based on overall achievement of budget and other goals established for him at the beginning of the fiscal year. The discretionary 2003 bonus was awarded by the Compensation Committee after the fiscal year end after reviewing his performance against those established goals. His base compensation for the fiscal year was $210,000. Mr. Mullaney's bonus award for fiscal year 2003 was $75,000.

Respectfully submitted by the Compensation Committee this ___th day of May 2004:

William  D.  Johnston
Ronald  A.  Elenbaas
Timothy  L.  Tyler
Barry  Bedford
Frederick  A.  Lake

REPORT  OF  THE  AUDIT  COMMITTEE  OF  THE  BOARD  OF  DIRECTORS

     This report is submitted by the Audit Committee of the Board, which reviews with the independent auditors and management the annual financial statements and independent auditors' opinion, reviews the results of the audit of the Company's annual financial statements and the results of the reviews of the quarterly financial statements for each of the first three quarters in the fiscal year with the independent auditors, recommends the retention of the independent auditors to the Board and periodically reviews the Company's accounting policies and internal accounting and financial controls for the fiscal year ended May 31, 2003. Messrs. Johnston, Elenbass, Bedford, Lake and Tyler served on the Audit Committee for the fiscal year ended May 31, 2003. None of Messrs. Johnston,
Elenbass, Bedford, Lake or Tyler are officers or employees of the Company, and aside from being directors of the Company, each is otherwise independent of the Company (as independence is defined pursuant to Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). The Audit Committee operates under a written charter adopted by the Board of Directors.

     The Audit Committee has reviewed the audited balance sheets of the Company as of May 31, 2003 and 2002, and the audited statements of operations, stockholders' equity and cash flows for each of the three years ended May 31, 2003, and has discussed them with both management and Grant Thornton LLP, the Company's independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with Grant Thornton LLP that firm's independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2003.

Respectfully  submitted  by  the  Audit  Committee  this  ___th day of May 2004:

William  D.  Johnston
Ronald  A.  Elenbaas
Timothy  L.  Tyler
Barry  Bedford
Frederick  A.  Lake

AUDIT  FEES

     The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended May 31, 2003 and for the review of the financial statements included in the Company's Forms 10-QSB for the fiscal year ended May 31, 2003 were approximately $96,000.

Financial  Information  Systems  Design  and  Implementation  Fees
------------------------------------------------------------------

     There were no fees billed by Grant Thornton LLP for financial information systems design and implementation professional services for the fiscal year ended May 31, 2003.

All  Other  Fees
----------------

     The aggregate fees billed by Grant Thornton LLP for services other than those described above for the fiscal year ended May 31, 2003 totaled approximately $47,000 and were primarily for the preparation of the Company's state and federal tax returns, the audit of the Company's 401-K, and for certain audit and advisory services related to the Company's acquisition of Workgroup Technology Corporation during fiscal 2003. The Company's Audit Committee has determined that the provision of the services provided by Grant Thornton LLP as set forth herein are compatible with maintaining their independence.



                            AUDITORS FOR FISCAL 2004

     The Company's management and the Audit Committee of the Board of Directors is awaiting an audit fee proposal from Grant Thornton, LLC, ("Grant") its auditor of three years, for the 2004 audit of the Company's financial statements. Grant has provided a preliminary audit fee which contemplates a rate increase of between 30% and 50% from fiscal 2003. The Audit Committee expects to receive a final proposal from Grant in the near term and make a decision regarding the 2004 audit shortly thereafter.

                                  OTHER MATTERS

     The Board of Directors does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the Notice of Meeting and it knows of no matters to be brought before the Annual Meeting by others.
If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board of Directors.



                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the next Annual Meeting of Stockholders of the Company must be received at the Company's principal executive offices no later than July 1, 2004. Further, any proposals must comply with the other procedural requirements set forth in the Company's By-laws, a copy of which is on file with the Commission, and as set forth by the Commission. In order to curtail any controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested to SofTech, Inc., Two Highwood Drive, Tewksbury, MA, 01876, Attention: Corporate Secretary.

                           INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Report on Executive Compensation" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.



                            EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting Stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some Stockholders in person or by mail, telephone or telegraph following the original solicitation.

     The contents and the sending of this Proxy Statement have been approved by the Board of Directors of the Company.